OAXACA RESOURCES CORP.

APARTADO DE CORREOS 112

CP 63732, BUCERIAS, MAYARIT, MEXICO

August 7, 2014

Via EDGAR

United States Securities and Exchange Commission

100 F Street, N.E. Mailstop 3561

Washington D.C., 20549-7010

Attention:  John Reynolds

Re:

Oaxaca Resources Corp.

Registration Statement on Form S-1

Filed July 25, 2014

File No. 333-196921

Dear Mr. Reynolds:

In connection with the Company’s response to the United States Securities and Exchange Commission’s (the “Commission”) comments in a letter dated August 6, 2014 by John Reynolds, Assistant Director of the Commission’s Division of Corporate Finance, this correspondence shall serve as acknowledgment by the Company of the following:

•

The company is responsible for the adequacy and accuracy of the disclosure in the filing

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Oaxaca Resources Corp.

/s/ Jose Montes

By:  Jose Montes

Chief Executive Officer